As filed with the Securities and Exchange Commission on July 30, 2001

Registration No. 333-____________

_______________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

______________________

TM CENTURY, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-1220394 (I.R.S. Employer Identification Number)
2002 Academy Lane Dallas, Texas (Address of Principal Executive Offices)	75234-9220 (Zip Code)

TM Century, Inc. 2000 Stock Option Plan
(Full title of the plan)

DAVID GRAUPNER
Chief Executive Officer
2002 Academy Lane
Dallas, Texas 75234-9220
Telephone: (214) 406-6800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:
MICHAEL T. TARSKI, P.C
Akin, Gump, Strauss, Hauer & Feld, L.L.P.
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Telephone: (214) 969-4242
Facsimile: (214) 969-4343
____________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.01 per share. . . . . . . . .	350,000	$0.75	$262,500	$66
(1)	Represents 350,000 shares of our common stock subject to options issuable under the 2000 Stock Option Plan.
(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), and calculated based on the average of the high and low bid quotations of our common stock in the over-the-counter market as reported by NASDAQ on July 27 , 2001.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The documents constituting Part I of this Registration Statement on Form S-8 (this "Registration Statement") will be sent or given to employees, directors and consultants of TM Century, Inc. (the "Company") as specified by Rule 428(b)(1)(i) promulgated under the Securities Act of 1933 as amended (the "Securities Act").

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

          The following documents, previously filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in this Registration Statement:

(a)

The Company's Annual Report on Form 10-KSB (File No. 000-13167) for the fiscal year ended September 30, 2000 as filed with the Commission on December 21, 2000, including the documents incorporated by reference therein.

(b)	The Company's Proxy Statement (File No. 000-13167) as filed with the Commission on January 29, 2001, including the documents incorporated by reference therein.
(c)

The Company's Quarterly Report on Form 10-QSB (File No. 000-13167) for the quarterly period ended December 31, 2000 as filed with the Commission on February 12, 2001, including the documents incorporated by reference therein.

(d)

The Company's Quarterly Report on Form 10-QSB (File No. 000-13167) for the quarterly period ended March 31, 2001 as filed with the Commission on May 14, 2001, including the documents incorporated by reference therein.

(e)	The description of the Company's Common Stock contained in the Company's registration statement on Form S-18 (No. 2-93588-FW) filed with the Commission on October 2, 1984, as amended.

          No other reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), have been due or filed since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

          Not applicable.

Item 5.  Interests of Named Experts and Counsel.

          Not applicable.

Item 6.  Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with resect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Our certificate of incorporation provides that we will indemnify any and all persons that we have the power to indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. We currently provide directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

          Expenses for the defense of any action for which indemnification may be available may be advanced by the Company under certain circumstances. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

Item 7.  Exemption from Registration Claimed.

          Not applicable.

Item 8.  Exhibits.

          See Index to Exhibits, attached hereto on page 6.

Item 9.  Undertakings.
(a)	The Company, the undersigned, hereby undertakes:
1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The Company, the undersigned, hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on this 20th day of July, 2001.

TM CENTURY, INC.
By: TERI R.S. JAMES _____________________ Teri R.S. James Title: Chief Financial Officer

POWER OF ATTORNEY

          The undersigned directors and officers of TM Century, Inc. hereby constitute and appoint Teri R.S. James, our true and lawful attorney-in-fact and agent with full power of substitution and resubstitution to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith the Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
R. DAVID GRAUPNER _____________________ R. David Graupner	President and Chief Executive Officer (principal executive officer)	June 7, 2001
TERI R.S. JAMES _____________________ Teri R.S. James	Chief Financial Officer (principal financial and accounting officer)	June 7, 2001
MAJORIE L. MCINTYRE _____________________ Majorie L. McIntyre	Chairman of the Board of Directors	June 10, 2001
A. ANN ARMSTRONG _____________________ A. Ann Armstrong	Director	June 17, 2001
CAROL LONG _____________________ Carol Long	Director	June 10, 2001
MICHAEL COPE _____________________ Michael Cope	Director	June 19, 2001

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibits
4.1	-

TM Century, Inc. 2000 Stock Option Plan effective March 20, 2000, incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-QSB (File No. 000-13167) for the quarterly period ended March 31, 2000 as filed with the Commission on May 11, 2000.

4.2*	-	Specimen Certificate representing shares of our common stock, par value $0.01 per share.
5*	-	Opinion and Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
23.1*	-	Consent of King Griffin & Adamson P.C.
23.2*	-	Consent of Akin, Gump, Strauss, Hauer & Feld L.L.P. (included in its opinion filed as Exhibit 5 to this Registration Statement).
24*	-	Power of Attorney (included on signature page of this Registration Statement).
* Filed herewith